July 17, 1996





Classic Restaurants International, Inc.
3091 Governors Lake Drive
Building 100, Suite 500
Norcross, Georgia 30071

Gentlemen:

         You have requested my opinion as special counsel for Classic Restaurants International, Inc., a Colorado corporation (the "Company"), in connection with the registration under the Securities Act of 1933, as amended, and the Rules and Regulations promulgated thereunder, and the issuance by the Company of up to 200,000 shares of Class A Common Stock, 300,000 options, and 300,000 shares of Class A Common Stock issuable upon exercise of such options, all issuable pursuant to the terms of a Consulting Agreement dated May 30, 1996, between the Company and Diversified Corporate Consulting Group, LLC, and a Consulting Agreement dated July 1, 1996, between the Company and Search Group Capital, Inc. (the "Agreements").

         I have examined the Company's Registration Statement on Form S-8 in the form to be filed with the Securities and Exchange Commission on or about July 18, 1996 (the "Registration Statement"). I further have examined the Articles of Incorporation, as amended, of the Company as certified by the Secretary of State of the State of Colorado, the Bylaws, and the minute books of the Company as a basis for the opinion hereafter expressed.

         Based on the foregoing examination, I am of the opinion that, upon issuance in the manner described in the Registration Statement, the shares of Class A Common Stock covered by the Registration Statement will be legally issued, fully paid and nonassessable shares of the capital stock of the Company and the options covered by the Registration Statement will constitute the legal, valid, and binding obligations of the Company. Further, the shares of Class A Common Stock of the Company to be issued upon exercise of the options are validly authorized, and when the options are exercised in accordance with their terms, the shares of Class A Common Stock so issuable will be validly issued, fully paid, and nonassessable shares of the capital stock of the Company.

         I consent to the filing of this opinion as an exhibit to the Registration Statement.

                                                     Very truly yours,


                                                     /s/Fay M. Matsukage
                                                     Fay M. Matsukage
1:opinion.s-8


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